Exhibit 4.3
Execution Version
Contingent Value Rights Agreement
between
Kalera plc
and
Computershare Inc. and Computershare Trust Company, N.A.,
collectively, as Rights Agent
Dated as of June 28, 2022

i

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of June 28, 2022 (this “Agreement”), is entered into by and between Kalera plc, an Irish public company limited by shares (“Kalera”), and Computershare Inc., a Delaware corporation and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Rights Agent”).
W I T N E S E T H :
WHEREAS, Agrico Acquisition Corp., Kalera (f/k/a Figgreen Limited), Kalera Luxembourg Merger Sub SARL, Kalera Cayman Merger Sub and Kalera SA (f/k/a Kalera AS) (the “Company”), have entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of January 30, 2022, pursuant to which, among other transactions, following completion of the Mergers, the Company will become a wholly owned subsidiary of Kalera, on the terms and conditions set forth therein;
WHEREAS, pursuant to the Business Combination Agreement, and in accordance with the terms and conditions thereof, Kalera has agreed to provide Holders (as defined below), one contractual contingent value right per share of Company Common Stock (the “CVR”) that will entitle such Holders to receive up to two contingent stock payments upon the achievement of certain milestones as hereinafter described in accordance with the terms hereof and of the Business Combination Agreement;
WHEREAS, CVRs provided to Holders in respect of In-the-Money Company Options are being provided in consideration for services performed as employees of the Company;
WHEREAS, both Parties acknowledge that Kalera Inc. will pay, on behalf of the relevant Holder(s), the par value for any Kalera Ordinary Share(s) issued pursuant to the terms of this Agreement;
NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed, for the proportionate benefit of all Holders (as defined below), as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.01    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Business Combination Agreement. The following terms shall have the following meanings:
“Acting Holder(s)” means, at the time of determination, the Holder or Holders of at least thirty percent (30%) of the outstanding CVRs as set forth on the CVR Register.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, are authorized or obligated by law to be closed.
“Company Shares” means the ordinary shares of Kalera S.A., along with any equity securities paid as dividends or distributions after the consummation of the transactions contemplated by the Business Combination Agreement with respect to such shares or into which such shares are exchanged or converted after the consummation of the transactions contemplated by the Business Combination Agreement.
“Consent” means any consent, approval, notice of no objection, expiration of applicable waiting period, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“CVR” has the meaning set forth in the Recitals.
“First Milestone Event” means the Kalera Ordinary Shares trading on Nasdaq with a VWAP greater than or equal to $12.50 for any twenty (20) trading days within any consecutive thirty (30)-day trading period during the Milestone Period.
“First Milestone Payment” means the Milestone Payment payable as a result of the occurrence of the First Milestone Event.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.
“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“In-the-Money Company Option” shall be as defined in the Business Combination Agreement.
“Kalera Ordinary Share(s)” means the ordinary shares of Kalera.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Milestone Event” means each of the First Milestone Event and the Second Milestone Event.
“Milestone Payment” means, with respect to each Milestone Event, 1,858,966 Kalera Ordinary Shares (as may be adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like).
“Milestone Payment Date” means the date on which a Milestone Payment is paid to the Rights Agent.
“Milestone Period” means the period beginning on the Second Closing Date and ending at 11:59 p.m. New York City time, on the second anniversary of the Second Closing Date.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.
“Person” means a natural person, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Second Milestone Event” means the Kalera Ordinary Shares trading on Nasdaq with a VWAP greater than or equal to $15.00 for any twenty (20) trading days within any consecutive thirty (30)-day trading period during the Milestone Period.
“Second Milestone Payment” means the Milestone Payment payable as a result of the occurrence of the Second Milestone Event.
“United States” means the United States of America, including its territories and possessions.
“Unvested In-the-Money Company Option” shall be as defined in the Business Combination Agreement.
“Vested In-the-Money Company Option” shall be as defined in the Business Combination Agreement.
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.
Section 1.02    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any reference to a number of days shall refer to calendar days unless Business Days are specified. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.
ARTICLE II
CONTINGENT VALUE RIGHTS
Section 2.01    Holders of CVRs; Appointment of Rights Agent.
(a)    Pursuant to the terms of the Business Combination Agreement, at the Second Closing, each holder of Company Shares outstanding immediately prior to the Second Merger Effective Time shall be entitled to one fully vested CVR for each such share.
(b)    Pursuant to the terms of the Business Combination Agreement, at the Second Closing, each holder of a Vested In-the-Money Company Option that is outstanding and unexercised immediately prior to the Second Merger Effective Time shall be entitled to one fully vested CVR for each Company Share underlying such option.
(c)    Pursuant to the terms of the Business Combination Agreement, at the Second Closing, each holder of an Unvested In-the-Money Company Option that is outstanding immediately prior to the Second Merger Effective Time shall be entitled to one unvested CVR for each Company Share underlying such option, provided that such unvested CVR will be subject to vesting upon the same time-vesting schedule that applied to the corresponding Unvested In-the-Money Company Option, provided, further, that if the holder of such unvested CVR is employed or in the service of Kalera or one of its Subsidiaries on the date a payment is due under this Agreement, then such unvested CVR will be deemed vested on such date with respect to such payment. In the event that the employment or other service with Kalera or one of its Subsidiaries of a holder of an unvested CVR is terminated prior to the vesting of the unvested CVR for any reason that would trigger the forfeiture of the corresponding Unvested In-the-Money Company Option, such unvested CVR will be forfeited without payment. Kalera shall promptly inform the Rights Agent in a written statement upon the vesting or forfeiture of any unvested CVR and instruct the Rights Agent to take all necessary action to reflect such vesting or forfeiture in the CVR Register, and the Rights Agent, upon receipt of the foregoing statement and instruction, shall reflect such vesting or forfeiture of the CVRs in the CVR Register. The Rights Agent shall be fully protected in relying on such statement and the information and instructions contained therein and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any vesting and forfeiture of a CVR unless and until it shall have received such written statement.
(d)    Kalera hereby appoints the Rights Agent to act as rights agent for Kalera in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment..
Section 2.02 Nontransferable. CVRs may not be sold, assigned, transferred, pledged, encumbered or disposed of in any other manner, in whole or in part. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.02 shall be void ab initio and of no effect. It is agreed and confirmed that the CVRs, being contingent in nature and non-transferable, have no value on the open market on their date of issue.
Section 2.03    No Certificate; Registration; Registration of Transfer; Change of Address.
(a)    CVRs shall be issued in book-entry form only and will not be evidenced by a certificate or other instrument.
(b)    Subject to the delivery of information and instructions contemplated by Section 4.01 by Kalera to the Rights Agent, the Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of vested CVRs, (ii) identifying the Holders of unvested CVRs, and (iii) registering CVRs. The CVR Register will be created, Holders of vested and unvested CVRs will be identified, and CVRs will be issued, pursuant to written instructions from Kalera to the Rights Agent.
(c)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written request, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.04    Payment Procedures.
(a)    Payments to Rights Agent. Within ten (10) Business Days following Kalera’s determination that one or more Milestone Events has occurred, Kalera shall deliver to the Rights Agent, (i) a written notice (a "Milestone Notice") indicating the applicable Milestone Event(s) achieved, and (ii) a statement setting forth the amount of Milestone Payment(s) payable in respect of such Milestone Event(s) to each Holder entitled thereto based on the number of vested CVRs held by each Holder as of the date of the Milestone Notice (“Milestone Payment Statement”). No later than ten (10) Business Days after receiving a Milestone Notice, the Milestone Statement and Milestone Payment(s), the Rights Agent will then distribute the Milestone Payment(s) to the Holders as set forth in the Milestone Payment Statement in accordance with Section 2.04(b), in accordance with the Milestone Payment delivery information received by the Rights Agent pursuant to Section 5.01. Following delivery of any Milestone Payment and the Milestone Statement to the Rights Agent, Kalera will have no further liability or obligation to any Person with respect thereto.
(b)    Payments to Holders. With respect to any Milestone Payment that is payable pursuant to this Agreement, the Rights Agent shall, within ten (10) Business Days of receipt of a Milestone Notice, the Milestone Payment Statement, and the Milestone Payment deliver the Kalera Ordinary Shares comprising such Milestone Payment to each of the Holders, as set forth in the Milestone Payment Statement. The Kalera Ordinary Shares to be issued to Holders pursuant to the foregoing shall be evidenced by properly authorized share certificates registered with Kalera's stock transfer agent, or at Kalera's discretion, by book entry registration with Kalera’s stock transfer agent.
(c)    Withholdings. Kalera and the Rights Agent (and any of their respective representatives) shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment by applicable law (including under the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, or any provision of United States state, local or foreign Tax law). To the extent that such amounts are so withheld and paid over to or deposited with the relevant governmental entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction, withholding and payment was made.
(d)    Treatment of Undistributed Shares. Any Milestone Payments that remain undistributed to the Holders of CVRs twelve (12) months after such payment is due in accordance with the terms of this Agreement shall be delivered to Kalera within two (2) Business Days following expiration of such twelve (12) month period, and shall be held in trust by Kalera for the benefit of the Holders. Any Holders of CVRs who have not theretofore received payment with respect to such CVRs shall thereafter look only to Kalera for payment of their claim therefor (subject to abandoned property, escheat or similar Laws). Neither Kalera nor the Rights Agent will be liable to any Person in respect of any Milestone Payment or portion thereof delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Kalera’s and/or the Rights Agent’s commercially reasonable efforts to deliver the applicable portion of the Milestone Payment to a Holder, any portion of the Milestone Payment provided by Kalera to the Rights Agent remains unclaimed prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity, such amount shall, immediately prior to such time, to the extent permitted by Law, become the property of Kalera free and clear of any claims or interest of any Person previously entitled thereto.
(e)    Sale of the Company. If, at any time prior to the expiration of the Milestone Period, a sale, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of Kalera and/or its Subsidiaries or a merger, consolidation, recapitalization or other transaction in which any Person other than Kalera or any Affiliate of Kalera becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of all interests in Kalera or the Company (a “Sale of the Company”) is entered into and the corresponding per share valuation of Kalera Ordinary Shares is greater than or equal to (x) $12.50 or (y) $15.00 (subject to adjustments for stock splits, reverse stock splits, stock dividends, recapitalizations, exchange of shares or other like change), then in the case of clause (x), the First Milestone Event shall be deemed to have occurred and, in the case of clause (y) the First Milestone Event and the Second Milestone Event shall be deemed to have occurred, and in either case, the applicable Milestone Payment(s) shall be issued to the Holders immediately prior to the consummation of such Sale of the Company.
(f)    Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Kalera Ordinary Share will be issued to a Holder upon payment of CVRs, and no certificates or scrip for any such fractional shares shall be issued. Each Holder who would otherwise be entitled to a fraction of a Kalera Ordinary Share (after aggregating all fractional Kalera Ordinary Shares that would otherwise be received by such Holder) shall instead have the number of Kalera Ordinary Shares issued to such Holder rounded down in the aggregate to the nearest whole Kalera Ordinary Share.
(g)    Funds. All funds (if any) received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Kalera and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Kalera. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long

Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank or financial institution or other Person. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Kalera, any Holder or any other Person.
Section 2.05    No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a)    CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of CVRs. To the extent any Kalera Ordinary Shares are issued to Holders pursuant to Section 2.04(b), there shall be paid to such Holders the amount of dividends or other distributions, without interest, declared with a record date after the applicable Milestone Payment Date.
(b)    CVRs shall not represent any equity or ownership interest in Kalera, any constituent company to the Mergers or any of their respective Affiliates.
Section 2.06    Ability to Abandon CVRs. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Kalera without consideration therefor, and such CVRs will be cancelled and no longer outstanding for purposes of the definition of Acting Holders, Article V and Section 6.04, with the Rights Agent being promptly notified in writing by the Holder of such transfer and cancellation. Nothing in this Agreement shall prohibit Kalera or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in Kalera’s or any of its Affiliates’ sole discretion. Any CVRs acquired by Kalera or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders, Article V and Section 6.04.
Section 2.07    Opinion of Counsel. Kalera shall provide an opinion of counsel prior to the First Milestone Payment, which opinion shall state that all Kalera Ordinary Shares, as applicable, are: registered under the Securities Act of 1933, as amended, or are exempt from such registration, and; validly issued, fully paid and non-assessable.
ARTICLE III
THE RIGHTS AGENT
Section 3.01    Certain Duties and Responsibilities of the Rights Agent.
(a)    The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of fees paid in the twelve (12) months preceding the event for which recovery is sought by the Company to the Rights Agent in connection with this Agreement (but not including reimbursable expenses and other charges). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
(b)    The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Kalera or the Company or Target.
Section 3.02    Certain Rights of the Rights Agent.
(a)    The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.
(b)    The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties.
(c)    Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon a certificate from a duly authorized officer of Kalera, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability and be held harmless by Kalera for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such officer’s certificate.
(d)    The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.
(e)    Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.
(d)    The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of such powers.

(e)    Kalera agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any third party claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss shall have been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct. Kalera’s obligations under this Section 3.02(e) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.
(f)    In addition to the indemnification provided under Section 3.02(e), but without duplication, Kalera agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Kalera on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, incurred by the Rights Agent in the performance of its obligations under this Agreement.
(g)    No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(h)    The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Business Combination Agreement or any other agreement between or among any of Kalera, the Company or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.
(i)    In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Kalera, and the Rights Agent shall seek clarification. If such clarification is not provided within a reasonable amount of time, the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Kalera or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Kalera or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.
(j)    The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Kalera only.
(k)    The Rights Agent shall act hereunder solely as agent for Kalera and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Kalera, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Kalera.
(l)    The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an "eligible guarantor institution" that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable "signature guarantee program" or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.
(m)    The Rights Agent shall not be liable or responsible for any failure of Kalera to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
(n)    The obligations of Kalera and the rights of the Rights Agent under this Section 3.02, Section 3.01 and Section 2.04 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
Section 3.03    Resignation and Removal; Appointment of Successor.
(a)    The Rights Agent may resign at any time by giving written notice thereof to Kalera specifying a date when such resignation shall take effect, which notice shall be sent at least forty-five (45) days prior to the date so specified.
(b)    Kalera, with the consent of Holders of not less than forty percent (40%) of the outstanding CVRs (such consent not to be unreasonably withheld, conditioned or delayed), shall have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such removal shall be given by Kalera to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.
(c)    If the Rights Agent shall resign, be removed or become incapable of acting, Kalera shall promptly appoint a qualified successor Rights Agent that is a member of The Securities Transfer Association, Inc., which appointment shall require the consent of the Holders of not less than a simple majority of the outstanding CVRs (such consent not to be unreasonably withheld, conditioned or delayed). If no successor Rights Agent shall have been so appointed and accepted appointment within 45 days after the retiring Rights Agent tenders its resignation or is removed, then the retiring Rights Agent may apply to the Supreme Court of State of New York for the County of New York for the appointment of a successor Rights Agent that is reasonably acceptable to Kalera. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(c) and Section 3.04, become the Rights Agent for all purposes hereunder.
(d)    Kalera shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Kalera fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Kalera.
Section 3.04    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Kalera and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Kalera or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.
ARTICLE IV
COVENANTS
Section 4.01    List of Holders. Kalera shall furnish or cause to be furnished to the Rights Agent the names, addresses and Milestone Payment delivery information of the Holders within fifteen (15) Business Days following the date of this Agreement. The CVRs shall, in the case of the holders of Company Shares immediately prior to the Second Merger Effective Time, be registered in the names and addresses of the holder as set forth in the applicable letter of transmittal or other applicable documentation accompanying the Company Shares surrendered by the holder thereof in connection with the Second Merger pursuant to the Business Combination Agreement, provided that the Rights Agent shall have no duty to review or monitor any such letter of transmittal or other applicable document and shall be entitled to rely solely on the list of Holders provided by Kalera pursuant to the first sentence of this Section 4.01.
ARTICLE V
AMENDMENTS
Section 5.01    Amendments Without Consent of Holders or Rights Agent.
(a)    Kalera, at any time or from time to time, with the Rights Agent may enter into one or more amendments hereto for any of the following purposes, without the consent of any of the Holders, so long as such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders:
(i)    to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;
(ii)    to add to the covenants of Kalera such further covenants, restrictions, conditions or provisions as Kalera shall determine to be for the protection of the Holders;
(iii)    to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;
(iv)    as Kalera determines in its sole discretion may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act; or
(v)    any other amendment hereto which would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.
(b)    Promptly after the execution by Kalera and the Rights Agent of any amendment pursuant to the provisions of this Section 5.01, Kalera shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.02    Amendments With Consent of Holders.
(a)    In addition to any amendments to this Agreement that may be made by Kalera without the consent of any Holder or the Rights Agent pursuant to Section 5.01, with the consent of the Holders of not less than a simple majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Kalera and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders; provided, however, that no amendment shall, without the unanimous consent of the Holders of all outstanding CVRs:
(i)    modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) otherwise modify any provision (including definitions) related to the Milestone Payments;
(ii)    reduce the number of CVRs, unless such reduction is made in connection with the rights exercised under Section 2.06 (Ability to Abandon CVRs); or
(iii)    modify any provisions of this Section 5.02, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.
(b)    Promptly after the execution by Kalera and the Rights Agent of any amendment pursuant to the provisions of this Section 5.02 (but prior to the effectiveness of such amendment), Kalera shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment. Any amendment to this Agreement made pursuant to this Section 5.02 shall become effective fifteen (15) Business Days following the mailing of such notice.
Section 5.03    Rights Agent Execution of Amendments. As a condition precedent to the execution of any supplement or amendment to this Agreement, Kalera shall deliver the Rights Agent a certificate from a duly authorized officer of Kalera which states that the proposed supplement or amendment is in compliance with the terms of this Section 5 and the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts, privileges, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.
Section 5.04    Effect of Amendments. Upon the execution of any amendment to this Agreement under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.
ARTICLE VI
MISCELLANEOUS
Section 6.01    Notices to Rights Agent and Kalera. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally, by email (which is confirmed by delivery receipt), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Rights Agent to:

Computershare Inc.
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attention: Client Services

(b)	if to Kalera to:

Kalera AS
8440 Tradeport Dr. Suite 102
Orlando, FL
Attention: Curtis McWilliams
Email: Curtis.McWilliams@kalera.com

with a copy (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attention: David Dixter, Iliana Ongun
Email: ddixter@milbank.com; iongun@milbank.com
Section 6.02    Notice to Holders. All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.
Section 6.03    Entire Agreement. As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement (notwithstanding the reference to any other agreements herein, including the Business Combination Agreement), and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.
Section 6.04    Successors and Assigns; Merger or Consolidation of Rights Agent.

(a)    Other than as permitted pursuant to Section 6.04(b), the Rights Agent may not assign this Agreement without Kalera’s consent. Except as otherwise permitted herein, Kalera may not assign this Agreement without the prior written consent of the Holders of not less than a simple majority of the outstanding CVRs. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.04 shall be void ab initio and of no effect.
(b)    Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.04(b).
Section 6.05    Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein.
Section 6.06    Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF NEW YORK.
Section 6.07    Further Assurances. Subject to the provisions of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.
Section 6.08    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. Notwithstanding the foregoing, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Kalera.
Section 6.09    Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 6.10    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
Section 6.11    Termination. This Agreement will automatically terminate and be of no force or effect, and the parties hereto shall have no liability hereunder (other than to the extent of any obligations which expressly survive or provide for performance following termination and, with respect to clause (ii), any obligation with respect to the notification of any Milestone Event or the payment of any Milestone Payments), upon the earlier of (i) payment of each of the First Milestone Payment and the Second Milestone Payment in accordance with Section 2.04 hereof and (ii) the end of the Milestone Period.
Section 6.12    Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.
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IN WITNESS WHEREOF, Kalera and the Rights Agent have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KALERA PLC

By:	/s/ Fernando Cornejo
Name:	Fernando Cornejo
Title:	Director

IN WITNESS WHEREOF, Kalera and the Rights Agent have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPUTERSHARE INC. and
COMPUTERSHARE TRUST COMPANY, N.A.,
collectively, as Rights Agent

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions